The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated September 27, 2006
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 111 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Australian dollar + Canadian dollar + European Union euro + British pound

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of four currencies strengthens relative to the U.S. dollar, as determined at maturity. The basket is composed of the Australian dollar, the Canadian dollar, the European Union euro and the British pound, each of which we refer to as a basket currency and collectively as the basket currencies. In no event will the payment at maturity be less than the principal amount of $1,000.

•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•	At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar. The supplemental redemption amount will equal $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 140% to 150%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the day we price the notes for initial sale to the public.
•	The basket performance will equal the sum of (i) the Australian dollar performance value, (ii) the Canadian dollar performance value, (iii) the European Union euro performance value and (iv) the British pound performance value, each as determined on October 23, 2008, which we refer to as the valuation date.
	o	The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 25%, which is the basket weighting for each basket currency.
		Ø	The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the day we price the notes for initial sale to the public.
		Ø	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61746SCY3.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to	Agent’s	Proceeds to
	Public	Commissions (1)(2)	Company

Per note	%	%	%
Total	$	$	$
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

(2)	The notes will be issued at $1,000 per note and the agent’s commissions will be $15.00 per note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of notes will be $997.50 per note and $12.50 per note, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $996.25 per note and $11.25 per note, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $995.00 per note and $10.00 per note, respectively.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of an equally-weighted basket of four currencies composed of the Australian dollar, the Canadian dollar, the European Union euro and the British pound. These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the appreciation, if any, of the underlying basket currencies relative to the U.S. dollar. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to the U.S. dollar.

Each note costs $1,000

We, Morgan Stanley, are offering you Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008, Based on the Performance of a Basket of Four Currencies Relative to the U.S. dollar, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket

We have designed the notes to provide investors with exposure to a basket of industrialized nations’ currencies. If the basket of currencies strengthens relative to the U.S. dollar, you will receive a supplemental redemption amount in addition to the return of the principal amount of $1,000 per note that you hold at maturity. If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity. Furthermore, no interest is payable on the notes.

The following table sets forth the basket currencies, the initial exchange rate, the reuters page and the weighting for each basket currency. The exchange rate for each of the Australian dollar, the European Union euro and the British pound is expressed as the number of U.S. dollars per unit of such basket currency. The exchange rate for the Canadian dollar is expressed as the number of Canadian dollars per one U.S. dollar.

Basket Currency	Initial Exchange Rate	Reuters Page	Percentage Weight in Basket

Australian dollar		WMRSPOT12	25%
Canadian dollar		WMRSPOT09	25%
European Union Euro		WMRSPOT05	25%
British pound		WMRSPOT07	25%

Payment at maturity

Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally- weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-7, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the
Basket of Four Currencies Relative to the U.S. Dollar

The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is expected to be 140% to 150%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the day we price the notes for initial sale to the public. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount      =      $1,000      x      basket performance     x      participation rate

where:

basket performance	=	the sum of (i) the Australian dollar performance value, (ii) the
Canadian dollar performance value, (iii) the European Union euro performance value and (iv) the British pound performance
value, each as determined on the valuation date; and

valuation date	=	October 23, 2008, subject to adjustment in the event that date is a non-currency business day;

and where:

Currency Performance Values

If the basket performance, which is the sum of all the basket currencies’ individual performance values, is equal to or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

You can review a table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through September 22, 2006 and related graphs and a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through September 22, 2006 in this pricing supplement under “Description of Notes— Historical Information” and “—Historical Graph.” The exchange rate for each of the Australian dollar, the European Union euro and the British pound is expressed as the number of U.S. dollars per unit of such basket currency and the exchange rate for the Canadian dollar is expressed as Canadian dollars per U.S. dollar. You cannot predict the future performance of the basket currencies based on their historical performance.

Currency exchange rates

Exchange rates reflect the amount of one currency that can be exchanged for another currency. In this pricing supplement the exchange rates for each of the Australian dollar, the European Union euro and the British pound are expressed as the number of U.S. dollars per unit of such basket currency and for the Canadian dollar as the number of Canadian dollars per U.S. dollar. For each of the Australian dollar, the European Union euro and the British pound an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. For the Canadian dollar an increase in the exchange rate means that the Canadian dollar has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that the Canadian dollar has appreciated/strengthened relative to the U.S. dollar.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically, the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Floating Rate Notes” and “—Currency-Linked Notes.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in currency- linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

     (i) if the basket performance is less than, or equal to, zero, $0; or

     (ii) if the basket performance is greater than zero, $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 140% to 150% and which will be determined on the day we price the notes for initial sale to the public.

     The amount payable to you at maturity will always be at least 100% of the principal amount and you will receive a supplemental redemption amount if the basket performance is greater than zero. If the basket performance is equal to, or less than, zero, your principal investment is protected and you will receive 100% of your $1,000 principal amount at maturity, but no supplemental redemption amount.

     Hypothetical Examples

     The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

     Example 1

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	25%	0.7500	0.7875
Canadian dollar	25%	1.1176	1.0644
European Union euro	25%	1.2784	1.3423
British pound	25%	1.9002	1.9952

Basket Performance = Sum of Hypothetical Currency Performance Values

[(Final Australian dollar exchange rate / Initial Australian dollar exchange rate) – 1] x 25%
plus
[(Initial Canadian dollar exchange rate / Final Canadian dollar exchange rate) – 1] x 25%
plus
[(Final European Union euro exchange rate / Initial European Union euro exchange rate) – 1] x 25%
plus
[(Final British pound exchange rate / Initial British pound exchange rate) – 1] x 25%

So, using the hypothetical exchange rates above,

Australian dollar performance value = [(0.7875/0.7500) -1] x 25% = 1.25%
plus
Canadian dollar performance value = [(1.1176/1.0644) -1] x 25% = 1.25%
plus
European Union euro performance value = [(1.3423/1.2784) -1] x 25% = 1.25%
plus
British pound performance value = [(1.9952/1.9002) -1] x 25% = 1.25%

equals

basket performance = 5.00%

Basket Performance is Positive. Investors Receive Par + Supplemental Redemption Amount

     Hypothetical basket performance = 5.00%

     Hypothetical participation rate = 145%

Supplemental redemption amount	= $1,000 x basket performance x participation rate
= $1,000 x 5% x 145% = $72.50

     Because the basket performance is greater than zero, investors will receive a supplemental redemption amount. Therefore, the total payment at maturity per note will be $1,072.50, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $72.50.

Example 2

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	25%	0.7500	0.7875
Canadian dollar	25%	1.1176	1.2418
European Union euro	25%	1.2784	1.0227
British pound	25%	1.9002	1.9952

Basket Performance = Sum of Hypothetical Currency Performance Values

So, using the hypothetical exchange rates above,

Australian dollar performance value = [(0.7875/0.7500) -1] x 25% = 1.25%
plus
Canadian dollar performance value = [(1.1176/1.2418) -1] x 25% = -2.50%
plus
European Union euro performance value = [(1.0227/1.2784) -1] x 25% = -5.00%
plus
British pound performance value = [(1.9952/1.9002) -1] x 25% = 1.25%

equals

basket performance = -5.00%

Basket Performance is 0% or Negative. Investors Only Receive Par at Maturity.

     Hypothetical basket performance = - 5.00%

          Supplemental redemption amount = $0

     Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

     The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

     You can review a table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through September 22, 2006 and related graphs and a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through September 22, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “Historical Graph.”

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollar.

The notes may not pay more than the principal amount at maturity The notes are subject to currency exchange risk

If the basket performance is zero or less, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 for each note you hold at maturity.

Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

	•	existing and expected rates of inflation,

	•	existing and expected interest rate levels,

	•	the balance of payments, and

	•	the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

•	the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

•	interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance. We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfer e with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Even though currencies trade around-the-clock, the notes will not

The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other

Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

You can review a table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through September 22, 2006 and related graphs and a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through September 22, 2006 in this pricing supplement under “Description of Notes— Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive. If the basket performance is zero or less, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the exchange rates of the basket currencies

MSCS and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in forward and options contracts on the basket currencies as well as in other instruments related to the basket currencies. MSCS and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially affect the initial exchange rates for the basket currencies and, as a result, could affect the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the $1,000 principal amount of the notes. Additionally, such hedging or trading activities on any day prior to the original issue date on which we increase the aggregate principal amount of the notes, or during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Industrialized Nations Currency-Linked Capital-Protected Notes Due November 3, 2008, Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date) Maturity Date Valuation Date

$

November    , 2006

November 3, 2008

October 23, 2008.

If October 23, 2008 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate Specified Currency CUSIP Number Minimum Denominations Issue Price Basket

None

U.S. dollars

61746SCY3

$1,000

$1,000 (100%)

The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reuters Page	Basket Weighting

Australian dollar	WMRSPOT12	25%
Canadian dollar	WMRSPOT09	25%
European Union euro	WMRSPOT05	25%
British pound	WMRSPOT07	25%

Maturity Redemption Amount

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance

The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies. The Basket Performance is described by the following formula:

Australian Dollar Performance Value
+
Canadian Dollar Performance Value
+
European Union Euro Performance Value
+
British Pound Performance Value

Participation Rate	The Participation Rate is expected to be 140% to 150%, and will be determined on the day we price the Notes for initial sale to the public.

Exchange Rate

Exchange Rate means, on any Currency Business Day, with respect to each of the Basket Currencies, the rate for conversion of such Basket Currency into U.S. dollars (expressed, in the case of the Australian dollar, the European Union euro and the British pound as the number of U.S. dollars per unit of such Basket Currency and, in the case of the Canadian dollar, as the number of Canadian dollars per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day under the column “MID”, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Reuters Page or if such rate as displayed is, as determined by the Calculation Agent in its sole discretion, manifestly erroneous, for such day for any such Basket Currency, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket

Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Currency Business Day

Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Basket Weighting Australian Dollar Performance Value

For each Basket Currency, 25%.

The Australian Dollar Performance Value is (i) a fraction, the numerator of which will be the Final Australian Dollar Exchange Rate and the denominator of which will be the Initial Australian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The Australian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Final Australian Dollar Exchange Rate	The Exchange Rate for the Australian dollar at 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial Australian Dollar Exchange Rate	, the Exchange Rate for the Australian dollar at 4:00 p.m. London time on the day we price the Notes for initial sale to the public.

Canadian Dollar Performance Value

The Canadian Dollar Performance Value is (i) a fraction, the numerator of which will be the Initial Canadian Dollar Exchange Rate and the denominator of which will be the Final Canadian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The Canadian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Canadian Dollar Exchange Rate	, the Exchange Rate for the Canadian dollar at 4:00 p.m. London time on the day we price the Notes for initial sale to the public.

Final Canadian Dollar Exchange Rate	The Exchange Rate for the Canadian dollar at 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

European Union Euro Performance Value	The European Union Euro Performance Value is (i) a fraction, the numerator of which will be the Final European Union Euro Exchange Rate and the denominator of which will be the Initial

European Union Euro Exchange Rate, minus one, times (ii) the Basket Weighting. The European Union Euro Performance Value is described by the following formula and will be determined on the Valuation Date:

Final European Union Euro Exchange Rate	The Exchange Rate for the European Union euro at 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial European Union Euro Exchange Rate	, the Exchange Rate for the European Union euro at 4:00 p.m. London time on the day we price the Notes for initial sale to the public.

British Pound Performance Value

The British Pound Performance Value is (i) a fraction, the numerator of which will be the Final British Pound Exchange Rate and the denominator of which will be the Initial British Pound Exchange Rate, minus one, times (ii) the Basket Weighting. The British Pound Performance Value is described by the following formula and will be determined on the Valuation Date:

Final British Pound Exchange Rate	The Exchange Rate for the British Pound at 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

British Pound Exchange Rate	, the Exchange Rate for the British Pound at 4:00 p.m. London time on the day we price the Notes for initial sale to the public.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities— Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Reuters Page

The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket Currency” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to $1,000 plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on the Valuation Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred- thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance and the Supplemental

Redemption Amount. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter Exchange Rates for each of the Basket Currencies for each calendar quarter from January 1, 2001 to September 22, 2006. The graphs following each Basket Currency’s Exchange Rate table set forth the historical Exchange Rate performance of each respective Basket Currency for the period January 1, 2001 to September 22, 2006. The Exchange Rates for the Australian dollar, the Canadian dollar, the European Union euro and the British pound on September 22, 2006 were 0.7500, 1.1176, 1.2784, and 1.9002, respectively. The Exchange Rates for each of the Australian dollar, the European Union euro and the British pound are expressed as the number of U.S. dollars per unit of such Basket Currency and for the Canadian dollar as the number of Canadian dollars per U.S. dollar. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical Exchange Rates and historical exchange rate performance of the Basket Currencies should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Australian dollar Historical High, Low and Period End Exchange Rates January 1, 2001 through September 22, 2006 (expressed as U.S. dollars per Australian dollar)

Australian dollar	High	Low	Period End

2001
First Quarter	0.5719	0.4855	0.4855
Second Quarter	0.5301	0.4789	0.5118
Third Quarter	0.5357	0.4848	0.4913
Fourth Quarter	0.5224	0.4952	0.5106
2002
First Quarter	0.5336	0.5069	0.5328
Second Quarter	0.5753	0.5285	0.5634
Third Quarter	0.5674	0.5272	0.5426
Fourth Quarter	0.5669	0.5439	0.5653
2003
First Quarter	0.6163	0.5620	0.6010
Second Quarter	0.6736	0.5986	0.6736
Third Quarter	0.6810	0.6366	0.6801
Fourth Quarter	0.7520	0.6791	0.7491
2004
First Quarter	0.7985	0.7336	0.7534
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7798
2005
First Quarter	0.7984	0.7553	0.7705
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7146
Second Quarter	0.7759	0.7158	0.7423
Third Quarter
(through September 22,
2006)	0.7713	0.7419	0.7500

Canadian dollar Historical High, Low and Period End Exchange Rates January 1, 2001 through September 22, 2006 (expressed as Canadian dollars per U.S. dollar)

Canadian dollar	High	Low	Period End

2001
First Quarter	1.5756	1.4933	1.5756
Second Quarter	1.5806	1.5143	1.5143
Third Quarter	1.5792	1.5113	1.5792
Fourth Quarter	1.6042	1.5582	1.5906
2002
First Quarter	1.6135	1.5772	1.5949
Second Quarter	1.5998	1.5115	1.5173
Third Quarter	1.5972	1.5123	1.5868
Fourth Quarter	1.5967	1.5480	1.5761
2003
First Quarter	1.5766	1.4634	1.4724
Second Quarter	1.4773	1.3342	1.3467
Third Quarter	1.4166	1.3368	1.3521
Fourth Quarter	1.3470	1.2931	1.2931
2004
First Quarter	1.3427	1.2716	1.3059
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2041
2005
First Quarter	1.2553	1.2012	1.2167
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1597
Second Quarter	1.1710	1.0987	1.1163
Third Quarter
(through September 22,
2006)	1.417	1.1037	1.1176

European Union euro Historical High, Low and Period End Exchange Rates January 1, 2001 through September 22, 2006 (expressed as U.S. dollars per euro)

European Union euro	High	Low	Period End

2001
First Quarter	0.9570	0.8767	0.8767
Second Quarter	0.9042	0.8424	0.8490
Third Quarter	0.9277	0.8364	0.9114
Fourth Quarter	0.9205	0.8770	0.8855
2002
First Quarter	0.9033	0.8593	0.8717
Second Quarter	0.9914	0.8750	0.9914
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0479
2003
First Quarter	1.1054	1.0362	1.0778
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1656	1.0809	1.1656
Fourth Quarter	1.2595	1.1416	1.2551
2004
First Quarter	1.2842	1.2128	1.2171
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3637
2005
First Quarter	1.3554	1.2757	1.2915
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2167
Second Quarter	1.2926	1.2092	1.2790
Third Quarter
(through September 22,
2006)	1.2891	1.2505	1.2784

British pound Historical High, Low and Period End Exchange Rates January 1, 2001 through September 22, 2006 (expressed as U.S. dollars per British pound)

British pound	High	Low	Period End

2001
First Quarter	1.5038	1.4161	1.4161
Second Quarter	1.4467	1.3727	1.4153
Third Quarter	1.4763	1.3994	1.4743
Fourth Quarter	1.4842	1.4095	1.4513
2002
First Quarter	1.4534	1.4082	1.4259
Second Quarter	1.5335	1.4308	1.5335
Third Quarter	1.5844	1.5201	1.5684
Fourth Quarter	1.6100	1.5432	1.6027
2003
First Quarter	1.6552	1.5624	1.5740
Second Quarter	1.6853	1.5541	1.6546
Third Quarter	1.6691	1.5674	1.6618
Fourth Quarter	1.7858	1.6624	1.7773
2004
First Quarter	1.9047	1.7830	1.8270
Second Quarter	1.8572	1.7559	1.8203
Third Quarter	1.8730	1.7731	1.8120
Fourth Quarter	1.9467	1.7795	1.9255
2005
First Quarter	1.9291	1.8547	1.8784
Second Quarter	1.9193	1.7915	1.7915
Third Quarter	1.8444	1.7376	1.7643
Fourth Quarter	1.7845	1.7142	1.7230
2006
First Quarter	1.7875	1.7199	1.7459
Second Quarter	1.8947	1.7372	1.8484
Third Quarter
(through September 22,
2006)	1.9080	1.8184	1.9002

Historical Graph

The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies is weighted as described in “—Basket” above at September 22, 2006) for the period from January 1, 2001 through September 22, 2006. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket and the Basket Currencies should not be taken as an indication of their future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially decrease the exchange rate of the Basket Currencies, and, therefore, the exchange rate that must prevail with respect to each of the Basket

Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $997.50 per Note and the agent's commissions will be $12.50 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $996.25 per Note and the agent's commissions will be $11.25 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $995.00 per Note and the agent's commissions will be $10.00 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes. The Agent may allow a concession not in excess of          % per Note to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on November          , 2006, which will be the          scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle in          Business Days (T+      ), to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed Notes in transactions to cover short positions or to stabilize the price of the Notes or otherwise. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

ERISA Matters for Pension Plans and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not

purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar. We have determined that the denomination currency of the Notes is the U.S. dollar. Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments. The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were priced on September 22, 2006, the comparable yield would be an annual rate of 5.093% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,105.97 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different than the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
December 31, 2006	$8.0639	$8.0639
January 1, 2007 through
June 30, 2007	$25.6703	$33.7342
July 1, 2007 through
December 31, 2007	$26.3240	$60.0582
January 1, 2008 through
June 30, 2008	$26.9943	$87.0525
July 1, 2008 through
November 3, 2008	$18.9159	$105.9684

This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.